Exhibit 10.7

December 15, 2010

Mr. Richard M. Mueller

7933 Paseo Membrillo

Carlsbad, CA 92009

Dear Rich:

On behalf of TransEnterix, Inc. (the “Company”), I am pleased to offer you the position of Chief Technology Officer reporting to Todd Pope.

This letter is not a contract of employment and supersedes all prior discussions and any written or oral agreements with respect to your employment with the Company.

Your base salary will be $22,917 per month and paid in accordance with the Company’s normal payroll procedures. In addition, you will be eligible for a 2011 yearend bonus of $75,000 based on mutually agreed upon accomplishment of objectives.

In addition, the company will reimburse you for the moving of your household goods from California to North Carolina. Please supply 2 quotes for household moving to our HR department for approval prior to executing a moving contract. TransEnterix will also cover the expenses of temporary living for up to 3 months after the start of employment.

In the event you voluntarily terminate your employment prior to the one (1) year anniversary of your start date (the “Employment Date”), you will be required to refund the Relocation payments to the Company, on a pro rata basis. Such pro rata amount must be reimbursed on or before your last day of employment.

Following your relocation to the Durham, North Carolina area and your accepting the terms of employment set forth in this letter, you will be granted the option to purchase 461,807 shares (representing 1.75% of shares outstanding as of this date) of TransEnterix under and in accordance with the TransEnterix Inc. 2006 Stock Plan (the “Plan”).

As a full-time employee, you will be eligible for the Company’s benefits which are summarized on the enclosed Employee Benefits Summary. Additional details of these plans will be sent to you upon your acceptance of employment. The Company reserves the right to cancel or change its policies and benefit plans at any time.

We ask that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is our understanding that you are not prohibited or limited in any way from performing the duties of your position, and you hereby represent that such is the case.

To accept the Company’s offer of employment, please sign and date this letter in the space provided below by December 20th, 2010. Your employment is contingent upon your signing the enclosed Employment, Confidential Information, and Invention Assignment Agreement. Please return these signed documents to me in the enclosed return envelope. Duplicate originals are enclosed for your records.

In addition, your employment is contingent upon successful completion of a satisfactory background check, drug screen, and work-related reference checks. Enclosed is the TransEnterix, Inc. Drug and Alcohol Policy. Please sign and return the Acknowledgement and Agreement & Consent and Release of Liability forms.

Our Company is advancing surgery through innovation, and we hope you will accept this opportunity to join our team!

Should you have any questions, please contact me at 919-765-8431 or andrea@transenterix.com.

Sincerely,

/s/ Todd M. Pope

Todd M. Pope

President and Chief Executive Officer

TransEnterix, Inc.

635 Davis Drive, Suite 300

Morrisville, NC 27560

www.transenterix.com

I understand and agree to the terms of employment set forth above.

/s/ Richard M. Mueller	12/21/2010
Signature / Richard M. Mueller	Date